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                                                                   Exhibit 10.23

ARCO Chemical Company
Tax Department
3801 West Chester Pike
Newtown Square, Pennsylvania 19073-2387

Louis S. Battista
Vice President &
General Tax Officer


May 31, 1994


Patrick J. Ellingsworth, Esq.
Associate General Tax Officer and Chief Tax Attorney
Atlantic Richfield Company
515 South Flower Street
Los Angeles, CA  90071

Dear Pat:

I wish to commit to writing our understanding with respect to an adjustment to the Tax Sharing Agreement between Atlantic Richfield Company ("ARCO") and ARCO Chemical Company ("ACC") that will provide benefits to both parties.

The background leading to this agreement is as follows: In May 1992, ACC initiated a prospective tolling agreement between ARCO Chemie Nederland, Ltd. ("ACNL") and ARCO Chemical Products Europe, Inc. ("ACPEI"). The agreement effectively shifted income from Holland to Belgium and is expected to reduce ACC's Dutch tax liability.

ACC also filed a refund claim in Holland to apply the tolling agreement retroactively. The Dutch tax authorities offered to grant a refund for tax years 1990 and 1991 in exchange for the reduction of the benefits from the prospective tolling agreement. The refund will reduce the amount of foreign taxes paid in 1990 and 1991 by ACNL. On an ACC stand-alone basis, the refund would cause ACC to incur a significant residual U.S. tax liability. On a consolidated basis, however, you have informed me that it is very likely that ARCO would not incur any additional tax liability for the reduction of the Dutch tax liability, since the consolidated group is expected to have sufficient "excess" foreign tax credits to cover ACC's residual U.S. tax liability resulting from the reduction in Dutch taxes. Because ACC may have been in a better financial position, on a stand-alone basis, by maintaining the original tolling agreement, ACC was faced with a dilemma as to whether to accept the Dutch tax proposal.
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May 31, 1994
Page Two

In order to (1) maximize the benefit to both parties and (2) equate the benefits realized by ACC under the Dutch tax settlement to those realized by ARCO, it was agreed that ACC would be allowed to use ARCO "excess" foreign tax credits to cover ACC's stand-alone residual U.S. tax liability. Based on this understanding, ACNL verbally accepted the Dutch tax proposal on March 22, 1994 and, on April 8, 1994, sent a letter to the Dutch Tax Authorities outlining its understanding of the terms of the proposed settlement. It is understood that ACC may use such credits on the assumption that the credits to be used are truly excess to ARCO.

The mechanics of our proposed adjustment to the Tax Sharing Agreement are as follows:

A.   ACNL will finalize its formal acceptance of the Dutch tax offer.

B. ARCO will allow ACC to use ARCO's consolidated excess foreign tax credits for 1990 and 1991, including any credits that may be carried back or forward to such years, to offset any U.S. federal tax liability that would otherwise be incurred on a stand-alone basis as a result of accepting the Dutch tax offer. To the extent that ACC uses such credits, it will not be required to reduce its excess foreign tax credits in 1993 and thereafter (determined after audit and after application, on a pro-forma basis, of all permitted carrybacks and carryovers to 1990), subject to the following two provisions:

     1. To the extent that ACC's excess foreign tax credits for 1993 and thereafter do not exceed the amount of ARCO excess credits utilized from 1990 and 1991, ACC will not be allowed to utilize such excess credits for transactions that provide a benefit solely to ACC on a stand-alone basis and which do not provide a commensurate benefit on an ARCO consolidated basis.

          ACC will be responsible for establishing and maintaining a system that will track the utilization of its excess foreign tax credits and whether such utilization provides a benefit on an ARCO consolidated tax basis. Upon request, ACC shall provide ARCO with an analysis of ACC's excess foreign tax credit position for all relevant periods so that ARCO can make an independent determination as to ACC's utilization of its excess foreign tax credits.

     2. Second, to the extent that the amount of ARCO credits used by ACC for 1990 exceeds $7 million, ACC will be liable for repayment in cash of any amount of residual tax liability for 1990 incurred by ARCO (up to a maximum of $5 million). Determination of whether ARCO incurs a residual tax liability for 1990 shall be made after applying all carrybacks and carryforwards to 1990 and after conclusion of the IRS examination for 1990 (delivery of the Final RAR).

No interest shall be payable on any obligation hereunder.
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May 31, 1994
Page Three

Please sign and return a copy of this letter if ARCO agrees with this adjustment to the Tax Sharing Agreement. This adjustment relates solely to the Dutch refund described herein and shall not be applied by either ACC or ARCO as a precedent for any other transaction, event or practice.


                              /s/ Louis S. Battista
                              ---------------------
                              Louis S. Battista
                              Vice President and General Tax Officer
                              ARCO Chemical Company


/s/ P. J. Ellingsworth
- ----------------------
P. J. Ellingsworth
Associate General Tax Officer and
Chief Tax Attorney
Atlantic Richfield Company